ROTHSCHILD LARCH LANE MANAGEMENT COMPANY LLC

                                 CODE OF ETHICS

                                   APRIL 2014

INTRODUCTION

Rothschild Larch Lane Management Company LLC (the "Firm") has adopted this Code of Ethics pursuant to Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the "Advisers Act") and Rule 17j-1 under the Investment Company Act of 1940, as amended (the "Investment Company Act"). The Code of Ethics sets forth standards of conduct expected of the Firm's Supervised Persons and addresses conflicts that arise from personal trading by Access Persons. The policies and procedures outlined in the Code of Ethics are intended to promote compliance with fiduciary standards by the Firm and its Supervised Persons. As a fiduciary, the Firm has the responsibility to render professional, continuous and unbiased investment advice, owes its clients a duty of honesty, good faith and fair dealing, must act at all times in the best interests of clients and must avoid or disclose conflicts of interest.

This Code of Ethics is designed to:

     o    Protect the Firm's clients by deterring misconduct;

     o Educate employees regarding the Firm's expectations and the laws governing their conduct;

     o Remind employees that they are in a position of trust and must act with complete propriety at all times;

     o    Protect the reputation of the Firm;

     o    Guard against violation of the securities laws; and

     o Establish procedures for employees to follow so that the Firm may determine whether employees are complying with its ethical principles.

This Code of Ethics is based upon the principle that the directors, officers and other employees of the Firm owe a fiduciary duty to, among others, the clients of the Firm to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients; (ii) taking inappropriate advantage of their position with the Firm; and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility. This fiduciary duty includes the duty of the Chief Compliance Officer ("CCO") of the Firm to report violations of this Code of Ethics to the Firm's senior management and the board of directors of any funds registered under the Investment Company Act for which the Firm acts as adviser or sub-adviser (each, a "Registered Fund" and collectively, "Registered Funds").

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PART 1. GENERAL PRINCIPLES

Our principles and philosophy regarding ethics stress the Firm's overarching fiduciary duty to its clients and the obligation of Firm personnel to uphold that fundamental duty. In recognition of the trust and confidence placed in the Firm by its clients and to give effect to the belief that the Firm's operations should be directed to benefit its clients, the Firm has adopted the following general principles to guide the actions of its employees:

     1. The interests of clients are paramount. All personnel must conduct themselves and their operations to give maximum effect to this belief by placing the interests of clients before their own at all times.

     2. All personal transactions in securities by personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of any client.

     3. All personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to a client, or that otherwise bring into question the person's independence or judgment.

     4. All information concerning the specific security holdings and financial circumstances of any client is strictly confidential. Supervised persons are expected to maintain such confidentiality, secure such information and disclose it only to other employees with a need to know that information.

     5. All personnel will conduct themselves honestly, with integrity and in a professional manner to preserve and protect the Firm's reputation.

Federal law requires that this Code of Ethics not only be adopted but that it must also be enforced with reasonable diligence. The CCO will keep records of any violation of the Code of Ethics and of the actions taken as a result of such violations. Failure to comply with the Code of Ethics may result in disciplinary action, including termination of employment. Noncompliance with the Code of Ethics has severe ramifications, including enforcement actions by regulatory authorities, criminal fines, civil injunctions and penalties, disgorgement of profits and sanctions on your ability to be employed in an investment advisory business or in a related capacity.

PART 2. SCOPE OF THE CODE OF ETHICS

A. Persons Covered by the Code of Ethics

As used in this Code of Ethics, the term "Supervised Person" includes:

     1. Any director, officer or member of the Firm (or other person occupying a similar status or performing a similar function);


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     2.   Any other employee of the Firm;

     3. Any other person who provides advice on behalf of the Firm and is subject to the Firm's supervision and control; and

     4. Any temporary worker, consultant, independent contractor, certain employees of affiliates of the Firm, or any particular person designated by the CCO.

Supervised Persons, other than Access Persons (described below), are not subject to the below restrictions on personal securities transactions, but are subject to all other provisions of this Code of Ethics.

As used in this Code of Ethics, the term "Access Person" includes any Supervised Person designated by the CCO, or a designated compliance associate, who:

     1. has access to nonpublic information regarding any client's purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any investment fund the Firm or its control affiliates manage or of any investment fund in which the Firm's clients have invested;

     2. is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic; or

     3. is a director or officer or member of the Firm (or other person occupying a similar status or performing a similar function).

As the nature and philosophy of the Firm tends to expose a large range of employees to client information, all employees are generally treated as Access Persons and, likewise, are subject to the trading restrictions and reporting requirements outlined below. The term Access Person does not include any Supervised Person that is subject to a code of ethics that has been reviewed and approved by the CCO. Certain of the requirements outlined below may be modified as applied to a "NON-RESIDENT DIRECTOR", any director of the Firm who
(a) is not an officer, employee or shareholder of the Firm, (b) does not maintain a business address at the Firm, (c) does not, in the ordinary course of his business, receive or have access to current information regarding the purchase or sale of securities by the Firm, information regarding recommendations concerning the purchase or sale of securities by the Firm or information regarding securities being considered for purchase or sale by the Firm, and (d) does not, in the ordinary course of his business, receive or have access to current information regarding the portfolio holdings of any investment fund the Firm or its control affiliates manage or of any investment fund in which the Firm's clients have invested.

FAMILY MEMBERS. Each Access Person must report personal securities transactions for any account in which he or she has a direct or indirect beneficial interest (such as a trust, estate or other account in which he or she has a present or future interest in the income, principal or right to obtain title to securities). For purposes of personal securities reporting requirements under the Code of Ethics, an immediate family member (including any relative by blood or marriage living in an Access Person's household, including a

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domestic partner) is also an Access Person. All Access Persons are subject to the trading restrictions and reporting requirements under this Code for all such accounts.

B. Securities Covered by the Code of Ethics

For purposes of the Code of Ethics and its reporting requirements, the term "Covered Security" means any stock, bond, future, investment contract or any other instrument that is considered a "security" under the Advisers Act. The term also includes:

     o    options on securities, on indexes and on currencies;

     o    futures contracts;

     o interests in limited partnerships (including limited liability and other companies that are treated as partnerships for U. S. federal income tax purposes);

     o    shares of foreign unit trusts and foreign mutual funds;

     o    shares of closed-end investment companies;

     o shares of and/or interests in private investment funds, hedge funds, investment clubs and any other pooled investment vehicles exempt from registration under the Investment Company Act. ;

     o shares in "exchange traded funds" ("ETF") , whether organized as open-end mutual funds or unit investment trusts that are invested exclusively in one or more open-end funds;

     o shares of open-end mutual funds that are advised or sub-advised by the Firm or its affiliates ("Affiliated Funds"); and

     o shares issued by unit investment trusts that are invested exclusively in one or more Affiliated Funds.

but specifically does not include:

     o    direct obligations of the U. S. government;

     o bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

     o shares issued by money market funds (domiciled inside or outside the United States);

     o    shares of open-end mutual funds that are not Affiliated Funds; and

     o shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Affiliated Funds.

A list of Affiliated Funds is attached as Exhibit A to assist employees in understanding their obligations.

PART 3. STANDARDS OF BUSINESS CONDUCT

The Code of Ethics sets forth standards of business conduct that the Firm requires of its Supervised Persons and that relate to the Firm's and Supervised Persons' fiduciary obligations. Supervised Persons should maintain the highest ethical standards in carrying out the Firm's business activities. The Firm's reputation is one of its most important

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assets. Maintaining the trust and confidence of clients is a vital responsibility. This section sets forth the Firm's business conduct standards.


A. Compliance with Laws and Regulations. Each Supervised Person must comply with applicable federal securities laws.

     1. As part of this requirement, Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

          a.   to defraud that client in any manner;

          b. to mislead that client, including by making a statement that omits material facts;

          c. to engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon that client;

          d. to engage in any manipulative practice with respect to that client; or

          e. to engage in any manipulative practice with respect to securities, including price manipulation.

B. Conflicts of Interest. As a fiduciary, the Firm has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. In addition, the Firm imposes a higher standard by providing that Supervised Persons must try to avoid situations that have even the appearance of conflict or impropriety.

     1. Conflicts among Client Interests. Conflicts of interest may arise where the Firm or its Supervised Persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, or accounts of close friends or relatives of Supervised Persons, etc.). Supervised Persons are prohibited from engaging in inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty. Access Persons are required to disclose any potential circumstances where the Firm or its Supervised Persons may have reason to favor the interests of one client over another client to the Chief Executive Officer or his or her designate. If such designated person deems the circumstances to present a material conflict, the designated person must inform the Firm's senior management of the


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          circumstances and seek their determination of the appropriate course of action.

     2. Competing with Client Trades. Supervised persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities. Conflicts raised by personal securities transactions also are addressed more specifically in section D below.

     3.   Other Potential Conflicts Provisions:

          a. Disclosure of Personal Interest. Access Persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship or other material interest in the issuer, or its affiliates, to the CCO or his or her designate, or, with respect to the CCO's interests, another designated senior officer. If such designated person deems the disclosed interest to present a material conflict, the Access Person may not participate in any decision-making process regarding the securities of that issuer.

               1. Note. This provision applies in addition to the Firm's initial, quarterly and annual personal securities reporting requirements by Access Persons.

               2. Research Analysts. If a research analyst has a material interest in an issuer, the Chief Executive Officer or his or her designate will assign a different analyst to cover the issuer.

          b. Referrals/Brokerage. Supervised Persons are required to act in the best interests of the Firm's clients regarding execution and other costs paid by clients for brokerage services. As part of this principle, Supervised Persons will strictly adhere to the Firm's policies and procedures regarding brokerage (including allocation, best execution, soft dollars and directed brokerage).

          c. Vendors and Suppliers. Each Supervised Person is required to disclose any personal investments or other interests in vendors or suppliers with respect to which that person negotiates or makes decisions on behalf of the Firm. Supervised Persons with such interests are prohibited from negotiating or making decisions regarding the Firm's business with those companies.


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          d.   No Transactions with Clients (Principal Trades). Supervised
               Persons are not permitted to knowingly sell to or purchase from a client any security or other property, except securities issued by the client.

C. Insider Trading. Supervised Persons are prohibited from trading, either personally or on behalf of others, while in possession of material nonpublic information and from communicating material nonpublic information to others in violation of the law.

     1. Penalties. Trading securities while in possession of material nonpublic information or improperly communicating that information to others may expose you to severe penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The Securities and Exchange Commission (the "SEC") can recover the profits gained or losses avoided through violative trading, impose a penalty of up to three times the illicit windfall and can permanently bar you from the securities industry. You may also be sued by those seeking to recover damages for insider trading violations. Regardless of whether a government inquiry occurs, the Firm views seriously any violation of its insider trading policies, and such violations constitute grounds for disciplinary sanctions, including immediate dismissal.

     2. Private Funds. Supervised Persons should note the differences between nonpublic information concerning non-public issuers and nonpublic information concerning reporting companies. The Firm expects to advise its clients on investment strategies that do not involve direct investment or recommendation of investment in reporting companies. Instead, the Firm's investment activities will generally be focused on non-public issuers. As a result, most information obtained by the Firm will be non- public in nature but will generally not prevent the Firm from making investment decisions in non-public issuers. However, any Supervised Person obtaining material nonpublic information should consider whether the information is generally available to the other investors or prospective investors in the issuer.

     3. Material Nonpublic Information. The term "material nonpublic information" relates not only to issuers but also to the Firm's securities recommendations and client securities holdings and transactions.

          Information is "material" when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information the disclosure of which will have a substantial effect on the price of a company's securities. You should direct any questions about whether information is material to the CCO.

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          Material information often relates to a company's results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments. Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material.

          Information is "public" when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, THE WALL STREET JOURNAL, other publications of general circulation, media broadcasts, over public internet websites and after sufficient time has passed so that the information has been disseminated widely.

          Supervised Persons shall not disclose any nonpublic information (whether or not it is material) relating to the Firm or its securities transactions to any person outside the Firm (unless such disclosure has been authorized by the Firm). Material nonpublic information may not be communicated to anyone, including persons within the Firm, with the exception of the CCO or, in his or her absence, a compliance associate. Such information must be secured. For example, access to files containing material nonpublic information and computer files containing it should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private to avoid potential interception.

     4. Before executing any trade for yourself or others, including clients, a Supervised Person must determine whether he or she has access to material nonpublic information. If you think that you might have access to material nonpublic information, you should take the following steps:

          a.   report the information and proposed trade immediately to the CCO.

          b. do not purchase or sell the securities on behalf of yourself or others, including clients.

          c. do not communicate the information inside or outside the Firm, other than to the CCO or, in his or her absence, a compliance associate.


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          d.   after the CCO has reviewed the issue, the Firm will determine whether the information is material and nonpublic and, if so, what action the Firm should take, if any.

D. Personal Securities Transactions. All Access Persons will strictly comply with the Firm's policies and procedures regarding personal securities transactions.

     1. Trading in Covered Securities - Access Persons may not acquire or dispose of certain securities ("Covered Securities") except with pre-clearance from the Firm in order to preclude any possibility of their profiting improperly from their positions with the Firm. The following lists define categories of Covered Securities for which pre-clearance is required and is not required. If an Access Person has any uncertainty as to which category applies to a particular Covered Security, the Access Person must contact the CCO.

          Access Persons MUST PRE-CLEAR any transaction in the following categories of Covered Securities (collectively "Restricted Securities"):

               o    any equity security of a company;

               o any bond or other debt instrument of a company (a "Company Debt Instrument");

               o options on any equity security of a company or Company Debt Instrument;

               o futures contracts on any equity security of a company or Company Debt Instrument;

               o shares of and/or interests in private investment funds, hedge funds, investment clubs and any other pooled investment vehicles exempt from registration under the Investment Company Act (collectively, "Hedge Funds"); and

               o interests in any other limited partnerships (including limited liability and other companies that are treated as partnerships for U. S. federal income tax purposes) whether or not Hedge Funds (as defined above).

          Access Persons are NOT REQUIRED TO PRE-CLEAR any transaction in the following categories of Covered Securities:

               o options on ETFs, on indexes, on commodities and on currencies;

               o futures contracts on ETFs, on indexes, on commodities and on currencies;

               o    shares of foreign unit trusts and foreign mutual funds;

               o    shares of closed-end investment companies;

               o    shares of open-end mutual funds (including ETFs); and

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               o    shares issued by unit investment trusts (including ETFs)
                    that are invested exclusively in one or more open-end funds.

     PRE-CLEARANCE IS ALSO NOT REQUIRED with respect to transactions in accounts over which an Access Person has no direct or indirect influence or control, including accounts managed by investment advisers on a discretionary basis.

     The Firm will maintain a written record of any decision, and the reasons supporting the decision, to approve the personal acquisition of Restricted Securities for at least five years after the end of the fiscal year in which the approval was granted. Before granting such approval the Firm will evaluate such investment to determine that the investment creates no material conflict between the Access Person and the Firm. The Firm may consider approving the transaction if it can determine that: (i) the investment did not result from directing Firm business to the underwriter of the issuer of the security, (ii) the Access Person is not misappropriating an opportunity that should have been offered to eligible clients, and (iii) the Access Person's investment decisions for clients will not be unduly influenced by his or her personal holdings, and investment decisions are based solely on the best interests of clients.

     2. Limited or Private Offerings - Pre-Clearance. Access Persons must pre- clear for their personal accounts purchases of any securities in limited or private offerings (commonly referred to as private placements). The Firm will maintain a record of any decision, and the reasons supporting the decision, to approve the personal acquisition of a private placement for at least five years after the end of the fiscal year in which the approval was granted. Before granting such approval the Firm will evaluate such investment to determine that the investment creates no material conflict between the Access Person and the Firm. The Firm may consider approving the transaction if it can determine that: (i) the Access Person is not misappropriating an opportunity that should have been offered to eligible clients, and
          (ii) the Access Person's investment decisions for clients will not be unduly influenced by his or her personal holdings, and investment decisions are based solely on the best interests of clients. Any Access Person authorized to purchase securities in a private placement shall disclose that investment when they play a part in the client's subsequent consideration of an investment in that issuer. In such circumstances, the client's decision to purchase securities of the issuer shall be subject to independent review by investment personnel with no personal interest in the issuer.

     3. Short-Term Trading. No Access Person may profit in the purchase and sale, or sale and purchase, of the same (or equivalent) Restricted Securities within sixty (60) calendar days. Trades made in violation of this


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          prohibition should be unwound, if possible. Otherwise, any profits realized on such short-term trades shall be subject to disgorgement to the appropriate client(s) of the Firm.

          Because the Firm advises or sub-advises mutual funds, Access Persons must note that securities transactions covered by this code include transactions in mutual funds advised or sub-advised by the Firm ("Managed Funds") and Access Persons are expressly prohibited from engaging in short-term trading in Managed Funds.

          The CCO may allow exceptions to this policy on a case-by-case basis when the abusive practices that the policy is designed to prevent, such as front running or conflicts of interest, are not present and the equity of the situation strongly supports an exemption. An example is the involuntary sale of securities due to unforeseen corporate activity such as a merger. The ban on short-term trading profits is specifically designed to deter potential conflicts of interest and front running transactions, which typically involve a quick trading pattern to capitalize on a short-lived market impact of a trade by one or more clients. The CCO shall consider the policy reasons for the ban on short-term trades, as stated herein, in determining when an exception to the prohibition is permissible. The CCO may consider granting an exception to this prohibition if the securities involved in the transaction are not (i) being CONSIDERED for purchase or sale by a client that serves as the basis of the individual's "investment personnel" status or (ii) being purchased or sold by a client that serves as the basis of the individual's "investment personnel" status and are not economically related to such securities. The CCO shall retain a record of exceptions granted and the reasons supporting the decision.

E. Gifts and Entertainment.

     1. General Statement. A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the Firm and its clients. Supervised Persons may not accept inappropriate gifts, favors, entertainment, special accommodations or other things of material value that could influence their decision- making or make them feel beholden to a person or firm. Similarly, Supervised Persons may not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Firm or the Supervised Person.

     2. Gifts. No Supervised Person may receive any gift, service or other thing valued at greater than $250 from any person or entity that does business with or on behalf of the Firm without written pre-approval by the CCO.


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          No Supervised Person may give or offer any gift valued at greater than
          $250 to existing clients, prospective clients or any entity that does business with or on behalf of the Firm without written pre-approval by the CCO.

     3. Cash. No Supervised Person may give or accept cash gifts or cash equivalents to or from a client, prospective client or any entity that does business with or on behalf of the Firm.

     4. Entertainment. No Supervised Person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does, or seeks to do business with or on behalf of the Firm.

     5.   Additional Provisions.

          a. Pre-Clearance. Business entertainment events exceeding $500 in value, including travel expenses or hotel accommodations, or to government officials, advisers to pension plans or pension plan consultants must receive written pre-clearance from the CCO.

          b. Reporting. All gifts and entertainment received or provided by the Firm and its Supervised Persons must be reported to the CCO who shall keep logs of all gifts and entertainment provided and received.

F. Political and Charitable Contributions. Supervised Persons are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. In addition, Supervised Persons are prohibited from considering the Firm's current or anticipated business relationships as a factor in soliciting political or charitable donations.

Supervised Persons must receive written pre-clearance from the CCO, or designated compliance associate, prior to making any political contributions. Supervised Persons should refer to the Firm's Political Contributions and Activity Policies and Procedures for additional guidance.

G. Confidentiality. Supervised Persons have the highest fiduciary obligation not to reveal confidential company information to any party that does not have a clear and compelling need to know such information and to safeguard all client information. Supervised Persons must keep confidential at all times any nonpublic information they may obtain in the course of their employment at the Firm. This information includes but is not limited to:

          a. any client's identity (unless the client consents), any information regarding a client's financial circumstances or advice furnished to a client by the Firm;


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          b.   information on specific client accounts, including recent or impending securities transactions by clients and activities of the portfolio managers for client accounts;

          c. specific information on the Firm's investments for clients (including former clients) and prospective clients and account transactions;

          d. information on Firm personnel, including their compensation, benefits, position level and performance rating; and

          e. information on the Firm's business activities, including new services, products, technologies and business initiatives, unless disclosure has been authorized by the Firm.

Supervised Persons may not disclose to persons outside the Firm any material nonpublic information about any client, the securities investments made by the Firm on behalf of a client, information about contemplated securities transactions or information regarding the Firm's trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes.

H. Service on a Board of Directors. Because of the high potential for conflicts of interest and insider trading problems, the Firm carefully scrutinizes any Access Person's service on a board of directors of a public or private company, and such service is subject to disclosure upon or prior to employment and prior approval by the CCO after the Access Person becomes an employee of the Firm. Any such authorization shall be based upon a determination that the board service is consistent with the interests of the Firm's clients and the Firm. Authorization of board service shall be subject to the implementation by the Firm of a Chinese Wall or other procedures to isolate an Access Person from making decisions about trading in that company's securities. Notification of a relevant Access Person's directorships shall be made to the CCO of any Registered Fund by the Firm's CCO or his or her designee.

I. Other Outside Activities. Supervised Persons may not engage in outside business interests or employment that could in any way conflict with the proper performance of their duties as employees of the Firm.

J. Marketing and Promotional Activities. The Firm has instituted policies and procedures relating to its marketing, performance, advertising and promotional materials to comply with relevant securities laws. All oral and written statements by Supervised Persons, including those made to clients, their representatives, the public or the media, must be professional, accurate, balanced and not misleading in any way.

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PART 4. COMPLIANCE PROCEDURES

A.  Personal Securities Transaction Procedures and Reporting.

     1. Pre-Clearance Procedures. Access Persons are required to obtain pre-clearance for transactions in Restricted Securities; provided that pre- clearance is not required with respect to transactions in accounts over which the Access Person has no direct or indirect influence or control, including accounts managed by investment advisers on a discretionary basis. The pre-clearance procedures are:

          o Submission of a form (or automated request) by the requesting Access Persons, containing all relevant information about the proposed transaction;

          o Pre-clearance for a transaction expires at the close the applicable market on the second trading day after approval (and if not a market transaction, at the close of business on the second business day after grant);

          o The CCO or his designee is the designated officer to authorize requested transactions, and in the absence of the CCO or his designee (or with respect to the CCO), the Chief Executive Officer; and

          o Documentation of all authorizations, including the date, time and signature (or other automated form of approval) of the authorizing individual, shall be maintained by the CCO.

     2.   Reporting Requirements

          a. Holdings Reports. All Access Persons must submit to the CCO (or other designated compliance associate) a report of all holdings in Covered Securities within 10 days of becoming an Access Person and thereafter on an annual basis. The holdings report must include: (i) the title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Covered Security in which the Access Person has any direct or indirect beneficial ownership; (ii) the name of any broker, dealer or bank with which the Access Person maintains an account in which ANY SECURITIES are held for the Access Person's direct or indirect benefit; and (iii) the date the report is submitted. The information supplied must be current as of a date no more than 45 days before the holdings report is submitted. For new Access Persons, the information must be current as of a date no more than 45 days before the person became an Access Person.

               Copies of an Initial and Annual Holdings Report are attached hereto as Exhibits B-1 and B-2 respectively.

          b. Quarterly Transaction Reports. All Access Persons must submit to the CCO (or other designated compliance associate) transaction reports no later than 30 days after the end of each calendar quarter covering all transactions in Covered Securities during the quarter. The transaction reports must include information about each transaction involving a Covered Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership. The reports must include: (i) the date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each reportable security involved; (ii) the nature of the transaction (e.g., purchase, sale); (iii) the price of the security at which the transaction was effected; (iv) the name of the broker, dealer, or bank with or through which the transaction was effected; and (v) the date the report is submitted. A copy of the Quarterly Transaction Report is attached hereto as Exhibit C.

          c. Quarterly Brokerage Account Reports. All Access Persons must disclose to the CCO (or other designated compliance associate) the following information about any account opened during the quarter containing ANY SECURITIES held for the direct or indirect benefit of the Access Person: (i) the name of the broker, dealer or bank with whom the Access Person established the account; (ii) the date the account was established; and (iii) the date the report is submitted.

          d. Confidentiality of Reports. Reports submitted pursuant to this Code of Ethics shall be confidential and shall be provided only to those employees of the Firm with a need to know the contents thereof, officers and directors of the Firm, chief compliance officers of any Registered Fund, compliance consultants engaged by the Firm, counsel and/or regulatory authorities upon appropriate request.

     3.   Exempt Transactions

          a.   Reporting Exemptions. Access Persons need not submit:

               i. Any report with respect to securities held in accounts over which the Access Person has no direct or indirect influence or control;

               ii. A transaction report with respect to transactions effected pursuant to an automatic investment plan, systematic withdrawal plan or a dividend reinvestment plan; and

               iii. A transaction report if the report would duplicate
                    information contained in broker trade confirmations or account statements that the Firm holds in its records, so long as the Firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

     4. Duplicate Brokerage Confirmations and Statements. Access Persons are encouraged to and may direct their brokers to provide to the CCO or other designated compliance official, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts. The Firm may use such duplicate brokerage confirmations and account statements in lieu of transaction reports required under this Code of Ethics, provided that all of the required information is contained in those confirmations and statements. In the event that the Firm establishes automated code of ethics transactions reporting, all Access Persons will be required to arrange for electronic delivery to the Firm or its designee of their periodic statements and trade confirmations for all securities accounts containing Covered Securities.

     5. Monitoring of Personal Securities Transactions. The CCO (or other designated compliance associate) is required to periodically review personal securities transactions and holdings reporting for all Access Persons under this Code. The Firm has instituted the following procedures to implement this requirement:

          o The Firm has designated the CCO with the responsibility of reviewing and monitoring personal securities transactions and trading patterns of the Firm's Access Persons.

          o The Firm will designate other individuals from time to time with the responsibility of reviewing and monitoring the personal securities transactions of the CCO and for taking on the responsibilities of the reviewer in the reviewer's absence.

          o Review of personal securities holding and transaction reporting by such persons will include:

               i. An assessment of whether the Access Person followed any required internal procedures, such as pre-clearance;

               ii.  Comparison of personal trading to any restricted lists;

               iii. An assessment of whether the Access Person is trading for his or her own account in the same securities he or she is trading for clients, and, if so, whether the clients are receiving terms as favorable as the Access Person takes for himself or herself;

               iv. Periodically analyzing the Access Person's trading for patterns that may indicate abuse, including market timing; and

               v. An investigation of any substantial disparities between the percentage of trades that are profitable when the Access Person trades for his or her own account and the percentage that are profitable when he or she places trades for clients.

B. Certification of Compliance

     1. Initial Certification. The Firm is required to provide all Supervised Persons with a copy of this Code of Ethics. The Firm requires all Supervised Persons to certify in writing (or through approved electronic means) that they have: (a) received a copy of the Code; (b) read and understand all provisions of the Code; and (c) agreed to comply with the terms of the Code.

     2. Acknowledgement of Amendments. The Firm will provide Supervised Persons with any amendments to its Code of Ethics and Supervised Persons will complete an acknowledgement in writing (or through approved electronic means) that they have received, read, and understood the amendments to the Code. The Firm and members of its compliance staff will make every attempt to bring important changes to the attention of Supervised Persons.

     3. Annual Certification. All Supervised Persons are required annually to certify that they have read, understood, and complied with the Code of Ethics.

PART 5. RECORDKEEPING

The firm will maintain the following records pertaining to this Code of
Ethics:

     o A copy of each Code that has been in effect at any time during the past five years;

     o A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

     o A record of all acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a Supervised

          Person (these records must be kept for five years after the individual ceases to be a Supervised Person of the firm);

     o Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements provided in lieu of these reports;

     o A list of the names of persons who are currently, or within the past five years were, Access Persons;

     o A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in Restricted Securities and limited offerings for at least five years after the end of the fiscal year in which approval was granted.

     o A record of persons responsible for reviewing Access Persons' reports currently or during the last five years; and

     o A copy of reports provided to the board of directors of any Registered Fund regarding the Code.

Unless specified otherwise, the above records must be maintained for the past five years with at least the prior two years maintained at the Firm's main office in a readily accessible place.

PART 6. FORM ADV DISCLOSURE

The Firm will include on Item 11 of Form ADV, Part 2A, a description of the Firm's Code of Ethics, and the Firm will provide a copy of its Code of Ethics to any client or prospective client upon request.

PART 7. ADMINISTRATION AND ENFORCEMENT OF THE CODE

A. Training and Education. The CCO or his designee is responsible for training and educating Supervised Persons regarding the Code. Such training will occur periodically and all Supervised Persons are required to attend training sessions deemed mandatory by the CCO. Certain Supervised Persons may be required to attend conferences or seminars or participate in training programs (including Internet based programs) to receive additional specialized training and education.

B. Annual Review. The CCO will review at least annually the adequacy of the Code and the effectiveness of its implementation.

C. Registered Fund Board Approval. The Firm is required to have the Code approved by the board of directors of any Registered Fund. Any material amendments to the Code must also be approved by the any Registered Fund's board of directors. (Required by Investment Company Act Rule 17j-1)

D. Report to the Board(s) of Registered Funds. The Firm will provide an annual written report to the board of the directors of each Registered Fund that describes any issues arising under the Firm's Code of Ethics since the last report, including information about material violations of the Code and sanctions imposed in response to such violations. The report will include discussion of whether any waivers that might be considered important by the board were granted during the period. The report must also certify that the adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the code. (Required by Investment Company Act Rule 17j-1)

E. Report to Senior Management. The CCO is required to report to senior management regarding the annual review of this Code and to bring all material violations to the attention of senior management.

F. Reporting Violations. All Supervised Persons must report violations of the Firm's Code of Ethics promptly to the CCO or other appropriate personnel designated in this Code (provided the CCO also receives reports of all violations).

     1. Confidentiality. Any reports pursuant to the Firm's Code of Ethics will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Supervised Persons may submit any violation report referenced herein anonymously.

     2. Alternate Designee. In case the CCO or other primary designee is involved in the violation or is unreachable, employees may report violations directly to any member of the Firm's senior management team.

     3. Advice of Counsel. Supervised persons may seek advice from the Legal Department with respect to any action or transaction which may violate the Firm's Code of Ethics and should also refrain from any action or transaction with might lead to the appearance of a violation of this Code.

     4. Apparent Violations. The Firm encourages Supervised Persons to report "apparent" or "suspected" violations of the Code of Ethics in addition to actual or known violations of the Code.

     5. Retaliation. Retaliation against any Supervised Person who reports a violation with respect to the Firm's Code of Ethics is prohibited and constitutes a further violation of this Code.

G. Sanctions. Any violation of the Firm's Code of Ethics may result in disciplinary action that the CCO or other Firm employee(s) responsible for its administration deem appropriate, including but not limited to a warning, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

EXHIBIT A

None.

EXHIBIT B-1

                            INITIAL HOLDINGS REPORT

     Name ________________________          Date _______________________

--------------------------------------------------------------------------------
NAME OF    EXCHANGE        TYPE OF    NUMBER    PRINCIPAL     NAME OF
ISSUER     TICKER          SECURITY   OF        AMOUNT (IF    BROKER/DEALER/BANK
           SYMBOL/CUSIP               SHARES    APPLICABLE)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

I certify that the foregoing is a complete and accurate list of all Covered Securities in which I have any Beneficial Ownership.

________________________________
Signature

EXHIBIT B-2

                             ANNUAL HOLDINGS REPORT

     Name ________________________          Date _______________________

--------------------------------------------------------------------------------
NAME OF    EXCHANGE        TYPE OF    NUMBER    PRINCIPAL     NAME OF
ISSUER     TICKER          SECURITY   OF        AMOUNT (IF    BROKER/DEALER/BANK
           SYMBOL/CUSIP               SHARES    APPLICABLE)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


I certify that the foregoing is a complete and accurate list of all Covered Securities in which I have any Beneficial Ownership.

________________________________
Signature

------------------------------------------------------------------------------------------------------------------------------------
DATE OF         TITLE &       INTEREST     MATURITY     NUMBER        PRINCIPAL     TYPE OF        PRICE OF SECURITY    NAME OF
TRANSACTION     EXCHANGE      DATE         DATE         OF SHARES     AMOUNT        TRANSACTION    AT WHICH THE         BROKER/
                TICKER                                                                             TRANSACTION WAS      DEALER/ BANK
                SYMBOL OR                                                                          EFFECTED
                CUSIP #
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

I certify that the foregoing is a complete and accurate list for the period noted above of all transactions in Covered Securities in which I have any Beneficial Ownership.

________________________________
Signature

                                       3